UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 9, 2006
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
2200-1055 West Hastings Street
Vancouver, British Columbia V7J 3S5
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code) (604) 721-0719
NO CHANGE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 9, 2006, Wayne Levin executed a new employment agreement with us dated and effective as of April 1, 2006 (the “Employment Agreement”). The Employment Agreement provides that Mr. Levin will continue to serve as our General Counsel and Executive Vice President, Corporate Operations for a term that ends March 31, 2009. We may, at our sole discretion, extend the term for an additional year, commencing April 1, 2009 and ending March 31, 2010 (the “Option”). Mr. Levin’s annual base salary under the Employment Agreement is $400,000 for the first year of the term, $500,000 for the second and third years of the term, and $600,000 for the fourth year of the term, if we exercise the Option. Mr. Levin is entitled to receive the following bonuses: (i) performance bonuses at the full discretion of the Chief Executive Officer; (ii) an annual bonus of 25% of base salary based upon certain established performance goals to be set forth in writing at the beginning of each fiscal year; (iii) an annual bonus of 25% of base salary based upon our EBITDA; (iv) a bonus of $1 million upon a change of control; and (v) two past services bonuses, the first in the amount of $100,000, paid April 3, 2006, and the second in the amount of $125,000, to be paid April 3, 2007.
     In addition, we shall request that our Compensation Committee authorize and grant Mr. Levin 100,000 of our restricted share units in accordance with the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (the “Plan”), to vest 50% on March 31, 2008 and 50% on March 31, 2009. When and if we obtain an additional allotment of shares under the Plan, we shall request that our Compensation Committee authorize a further grant of 25,000 restricted share units with the same vesting schedule (or a cash payment if we do not obtain such allotment).
     If Mr. Levin’s employment is terminated without cause, he will be entitled to receive his base salary through the conclusion of the applicable term or, in certain circumstances and at our discretion, a severance amount equal to 50% of the balance of the compensation still owing to him under the Employment Agreement at the time of termination in one lump sum.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 15, 2006

By:	/s/ Jon Feltheimer
	Name:	Jon Feltheimer
	Title:	Chief Executive Officer